UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2023

REED’S, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32501	35-2177773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Merritt 7, Norwalk, CT 06851

(Address of principal executive offices and zip code)

Not applicable

(Former name or former address if changed since last report)

Registrant’s telephone number, including area code: (800) 997-3337

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of Each Class	Trading Symbol(s)	Name of Each Exchanged on Which Registered
Common Stock, $.0001 par value per share	REED	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03 Material Modifications to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information regarding the Reverse Stock Split (as defined below) contained in Item 5.03 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 25, 2023, Reed’s, Inc., a Delaware corporation (“Reed’s” or the “company”) announced that its board of directors approved a 1-for-50 reverse stock split (the “Reverse Stock Split”) of the company’s issued and outstanding shares of common stock, par value $0.0001 per share. The Reverse Stock Split will become effective on Nasdaq at 12:01 a.m. Eastern Time on January 27, 2023 (the “Effective Time”), and the company’s common stock will open for trading on the Nasdaq Capital Market on a post-split basis under the company’s existing trading symbol “REED”. At the Effective Time, the company’s common stock will also commence trading under a new CUSIP number, 758338305.

At the Effective Time, every 50 shares of the company’s issued and outstanding common stock will automatically convert into one share of common stock without any change to the par value of $0.0001 per share. The amount of common stock outstanding will be reduced from approximately 126 million shares to approximately 2.5 million shares. Proportional adjustments will be made to the number of shares of common stock issuable upon exercise of Reed’s outstanding stock options and warrants, as well as the applicable exercise price.

At a special meeting of shareholders held on January 24, 2023, the company’s shareholders granted the company’s board of directors the discretion to effect a reverse stock split of the common stock through an amendment (the “Amendment”) to the company’s Certificate of Incorporation, as amended, at a ratio of any ratio not less than 1-for-6 and not more than 1-for-50, at any time on or prior to January 24, 2024, with the exact ratio to be set at a whole number within this range by the board of directors in its sole discretion.

Registered shareholders holding pre-split shares of the company’s common stock are not required to take any action to receive post-split shares. Shareholders owning shares via a broker, bank, trust or other nominee will have their positions automatically adjusted to reflect the Reverse Stock Split, subject to such broker’s particular processes, and will not be required to take any action in connection with the Reverse Stock Split.

No fractional shares will be issued in connection with the Reverse Stock Split. Any fractional shares created as a result of the Reverse Stock Split will be rounded up to the nearest whole share for each stockholder. The Reverse Stock Split impacts all holders of Reed’s common stock proportionally and will not impact any shareholders’ percentage ownership of common stock (except as to rounding up changes).

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 5.07 Submission of Matters to a Vote of Security Holders

Final Voting Results

At the Reed’s, Inc. 2023 Special Meeting of Stockholders on January 24, 2023 (“2023 Special Meeting”), the stockholders of Reed’s, Inc., a Delaware corporation (“Reed’s”) approved an amendment to the company’s Certificate of Incorporation to effect a reverse stock split of the outstanding shares of Reed’s common stock by a ratio of not less than one-for-6 and not more than one-for-50 at any time on or prior to January 24, 2024, with the exact ratio to be set at a whole number within this range by the board of directors in its sole discretion.

Of the 126,039,873 shares of common stock outstanding on the record date of December 15, 2022, a total of 86,736,981 shares were voted in person or by proxy, representing 68.8% of the votes entitled to be cast, constituting a majority and therefore more than a quorum of the outstanding shares entitled to vote.

Votes were cast as follows:

Proposal to approve an amendment to the company’s Certificate of Incorporation to effect a reverse stock split of the outstanding shares of the company’s common stock, par value $0.0001 per share, by a ratio of not less than one-for-six and not more than one-for-50 at any time on or prior to January 24, 2024, with the exact ratio to be set at a whole number within this range by our Board of Directors in its sole discretion.

FOR:	AGAINST:	ABSTAIN:
83,055,575	3,569,557	111,849

Proposal to approve an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

FOR:	AGAINST:	ABSTAIN:
84,008,712	2,637,461	90,808

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Document

3.1	Certificate of Amendment to the Certificate of Incorporation of Reed’s, Inc.

99.1	Press Release of Reed’s, Inc. dated January 25, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

REEDS, INC.,
a Delaware corporation

Dated: January 26, 2023	By:	/s/ Thomas J. Spisak
Thomas J. Spisak,
Chief Financial Officer